UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING

                                                  Commission File Number 0-26119
                                                                         -------

(Check One): [ ]Form 10-K  [ ]Form 11-K  [ ]Form 20-F
             [X]Form 10-Q  [ ]Form N-SAR  [ ]Form N-CSR

                  For Period Ended:      June 30, 2003
                                    ----------------------

             [ ]     Transition Report on Form 10-K
             [ ]     Transition Report on Form 20-F
             [ ]     Transition Report on Form 11-K
             [ ]     Transition Report on Form 10-Q
             [ ]     Transition Report on Form N-SAR

                  For the Transition Period Ended:


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  Read Instruction (on back page) Before Preparing Form. Please Print or Trype.

Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.
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If the notification  relates to a portion of the filing checked above,  identify the item(s) to which the notification relates:
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PART I -- REGISTRANT INFORMATION

China World Trade

Corporation

Full Name of Registrant

Not

Applicable

Former Name if Applicable

4th Floor, Goldlion Digital Network Center, 138 Tiyu Road East,
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Address of Principal Executive Office (Street and Number)

Tianhe, Guangzhou, P.R.C.  510620
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City, State and Zip Code

PART II -- RULE 12b-25 (b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate.)

        | (a)  The reasons  described in  reasonable  detail in Part III of this
        |      form  could  not be  eliminated  without  unreasonable  effort or
        |      expense;
        |
        | (b) The subject annual report, semi-annual report, transition report [X] | on Form 10-K, Form |X| 20-F, Form 11-K or Form N-SAR, Form N-CSR
        | or portion thereof, will be filed on or before the fifteenth | calendar day following the prescribed due date; or the subject | quarterly report or transition report on Form 10-Q, or portion | thereof, will be filed on or before the fifth calendar day
        |      following the prescribed due date; and
        |
        | (c)  The  accountant's  statement  or other  exhibit  required by Rule
        |      12-b-25(c) has been attached if applicable.

PART III -- NARRATIVE

State below in reasonable detail why Form 10-K, 20-F, 11-K, 10-Q, N-SAR, N-CSR or the transition report or portion thereof could not be filed within the prescribed time period. (Attach extra Sheets if Needed.)

The registrant has experienced delays in completing its financial statements for the quarter ended June 30, 2003 because the SARS epidemic in Hong Kong and China prevented management from obtaining financial information in a timely manner. Management requires additional time to complete the financial statements.

PART IV -- OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

           John Hui                 Country Code 852              988-26818
       --------------------         -----------------        -----------------
            (Name)                     (Area Code)           (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is
     no, identify report(s).                                           |X|Yes No



(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                                                    Yes  |X|  No

     If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

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                          China World Trade Corporation
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                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.


Date      August 14, 2003                       By:    /s/ John Hui
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                                                John Hui
                                                President